News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: John Capodanno
Media: Theresa Kelleher
FD / 212-850-5600

HOOPER HOLMES ANNOUNCES SECOND QUARTER 2008 RESULTS

BASKING RIDGE, N.J., August 8, 2008 -- Hooper Holmes (AMEX:HH) today announced financial results for the three and six months ended June 30, 2008.

For the three months ended June 30, 2008, total revenues decreased 4% to $51.2 million compared to $53.4 million in the second quarter of 2007.  The Company recorded net income of $0.1 million for the second quarter of 2008, or $0.00 per share compared to a net loss of $1.9 million, or $(0.03) per share in 2007.  The second quarter 2008 results include a loss from continuing operations of $0.5 million, or $(0.01) per share compared to a loss from continuing operations of $2.2 million, or $(0.03) per share in the prior year. The second quarter 2007 loss from continuing operations includes restructuring and other charges of $0.7 million.  Net income for the second quarter 2008 includes $0.6 million of income from discontinued operations.  The net loss for the second quarter 2007 included income from discontinued operations of $0.3 million.

For the six months ended June 30, 2008, total revenues were $103.6 million compared to $107.8 million in the comparable period of 2007, a decrease of 4%.  The Company’s net loss for the six months ended June 30, 2008 totaled $0.5 million, or $(0.01) per share, compared to a net loss of $3.5 million, or $(0.05) per share in 2007.  The results for the six months ended June 30, 2008 include a loss from continuing operations of $1.4 million, or $(0.02) per share compared to a loss from continuing operations of $4.3 million, or $(0.06) per share in the prior year.  The loss from continuing operations in 2008 included restructuring and other charges of $1.7 million.  The 2007 loss from continuing operations included restructuring and other charges of $1.2 million.  The net loss for the six months ended June 30, 2008 includes $1.0 million of income from discontinued operations.  The net loss for 2007 included income from discontinued operations totaling $0.8 million.

Second Quarter 2008 Results by Business Unit

Effective upon the sale of our Claims Evaluation Division (CED), the Company now operates within one operating division.  Our revenues for each business of this division include:

•
Portamedic revenues decreased approximately 4% to $35.6 million, compared to $37.1 million in the second quarter of 2007.  This decrease is the result of a reduction in paramedical exams of approximately 10% in comparison to the corresponding period of 2007, partially offset by higher average revenue per exam of 4% due to increased pricing.

•
Infolink revenues were $6.9 million, down 10% from $7.6 million in the second quarter of 2007, primarily due to a decrease in the number of attending physician statement (APS) orders received from customers during the quarter.

•
Heritage Labs revenues decreased approximately 7% to $4.2 million from $4.5 million in the same period of 2007, primarily attributable to the loss of a significant customer during the quarter as previously disclosed, partially offset by growth in revenue at several existing clients.

•
Health & Wellness revenues were $1.3 million, up 41% compared to $0.9 million in the second quarter of 2007.  This increase is a result of the growth in new customers since the division’s inception in early 2007.

•
Underwriting Solutions revenues decreased 3% to $3.2 million compared to $3.3 million in the second quarter of 2007. The decrease is due to the loss in volume from one major customer, partially offset by revenue from new clients.

Roy H. Bubbs, President and Chief Executive Officer of Hooper Holmes, commented, “The second quarter results reflect our focus on profitable revenue and operating efficiency which is reflected in our improved gross margins and the significant reduction in our operating loss from continuing operations.  The recent sale of CED will further strengthen our balance sheet and provide us with additional resources to invest in our most important businesses.  We are encouraged by our progress and will remain focused on generating revenues and continuing to improve upon our financial discipline.”

Conference Call

The Company will host a conference call, today, August 8, 2008 at 11:00am EDT to discuss second quarter results.

To participate in the conference call, please dial 888-790-3758 or 210-839-8398, pass code: Hooper Holmes. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available through August 21, 2008, by dialing 888-567-0377 or 402-998-1751.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more medical exams than any other company and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 17, 2008.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.
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2008 CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months ended June 30, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007
Revenues	$ 51,217	$ 53,357	$ 103,596	$ 107,826
Cost of operations	38,150	41,105	76,218	82,570
Gross profit	13,067	12,252	27,378	25,256
Selling, general and administrative expenses	13,476	13,574	27,102	28,016
Restructuring and other charges	-	732	1,653	1,245
Operating loss from continuing operations	(409)	(2,054)	(1,377)	(4,005)
Other income (expense):				
Interest expense	-	(56)	-	(76)
Interest income	42	-	116	20
Other expense, net	(88)	(72)	(184)	(197)
	(46)	(128)	(68)	(253)
Loss from continuing operations before income taxes	(455)	(2,182)	(1,445)	(4,258)
Income tax provision (benefit)	-	9	(40)	56
Loss from continuing operations	$ (455)	$ (2,191)	$ (1,405)	$ (4,314)
Discontinued operations:				
Income from discontinued operations, net of income taxes	321	326	673	772
Gain on sale of subsidiaries	280	-	280	-
	601	326	953	772
Net income (loss)	146	(1,865)	(452)	(3,542)
Earnings (loss) per share:				
Continuing operations:				
Basic	$ (0.01)	$ (0.03)	$ (0.02)	$ (0.06)
Diluted	$ (0.01)	$ (0.03)	$ (0.02)	$ (0.06)
Discontinued operations:				
Basic	$ 0.01	$ 0.00	$ 0.01	$ 0.01
Diluted	$ 0.01	$ 0.00	$ 0.01	$ 0.01
Net loss:				
Basic	$ 0.00	$ (0.03)	$ (0.01)	$ (0.05)
Diluted	$ 0.00	$ (0.03)	$ (0.01)	$ (0.05)
Weighted average number of shares:				
Basic	68,647,774	68,565,935	68,641,180	68,315,176
Diluted	68,647,774	68,565,935	68,641,180	68,315,176